INDEPENDT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements (2-93572, 33-45809 and 33-53462) on Forms S-8 of Bel Fuse Inc. of our report dated March 4, 1997 appearing in this Annual Report on Form 10-K of Bel Fuse Inc. for the year ended December 31, 1996.



/s/ DELOITTE & TOUCHE LLP
-------------------------
    Deloitte & Touche LLP

March 26, 1997
New York, New York